SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

 CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
April 21, 2011 (April 19, 2011)

Tri-Valley Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-31852	94-1585250
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

4550 California Ave., Suite 600
Bakersfield, California 93309
(Address of principal executive office)

Issuer's telephone number:  661-864-0500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On April 19, 2011, Tri-Valley Corporation (the “Company”) entered into a Stock Purchase Agreement (the “Purchase Agreement”) with certain accredited investors (the “Purchasers”) to sell and issue to the Purchasers in reliance on Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 promulgated thereunder, an aggregate of 10,070,000 shares of common stock (the “Common Shares”) at a purchase price of $0.50 per share, resulting in aggregate gross proceeds to the Company of $5,035,000 (the “Private Placement”).  The Private Placement closed on April 21, 2011.  The Company received net proceeds at the closing of approximately $4.7 million after the deduction of placement agent commissions and offering expenses.

C. K. Cooper & Company acted as the sole placement agent for the Private Placement. The Company agreed to pay C. K. Cooper & Company an aggregate fee equal to 6.0% of the gross proceeds from the sale of the Common Shares in the Private Placement.

In connection with the Purchase Agreement, the Company entered into a Registration Rights Agreement with the Purchasers. Pursuant to the Registration Rights Agreement, the Company agreed to file a registration statement with the Securities and Exchange Commission (the “Commission”) within 30 days from closing to register the resale of the Common Shares issued at closing. The Company also agreed to use its best efforts to have the registration statement declared effective as promptly as possible after the filing thereof, but in any event within 90 days from the filing date.  The Company agreed to keep the Registration Statement continuously effective until the earlier to occur of (i) the date after which all of the Common Shares registered thereunder have been sold and (ii) the date on which all of the Common Shares covered by the registration statement may be sold without volume restrictions pursuant to Rule 144 under the Securities Act.

In the event (i) the registration statement has not been filed by the agreed upon filing date, (ii) an acceleration request has not been filed within five trading days of the date which the Company is notified that the registration statement will not be reviewed by the Commission staff or is not subject to further review and comment by the Commission staff, (iii) the registration statement has not been declared effective by the required effectiveness date, or (iv) sales cannot be made pursuant to such registration statement for any reason (other than by reason of a permissible delay under the terms of the Registration Rights Agreement) after the registration statement has been declared effective by the Commission (each such event, a “Registration Default”), then the Company has agreed to pay each Purchaser as liquidated damages an amount equal to 1.0% of the purchase price paid by each such Purchaser with respect to any Common Shares then held and not registered pursuant to an effective registration statement, per each 30-day period or portion thereof during which the Registration Default remains uncured thereafter.  However, liquidated damages, if any, payable as a result of any Registration Default shall cease to accrue, in any event, after the date that is six (6) months after the closing.

The Company has granted the Purchasers customary indemnification rights in connection with the registration statement. The Purchasers have also granted the Company customary indemnification rights in connection with the registration statement.

The foregoing description of the Private Placement does not purport to be complete and is qualified in its entirety by reference to the Stock Purchase Agreement and the Registration Rights Agreement, copies of which are attached hereto as Exhibits 10.1 and 10.2, respectively, and are incorporated herein by reference.  A copy of the Company’s press release announcing the Private Placement is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 3.02	Unregistered Sale of Equity Securities.

The information contained in Item 1.01 above with respect to the Private Placement of the Common Shares is incorporated by this reference into this Item 3.02.  The Common Shares were offered and sold in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act and Rule 506 promulgated thereunder.  The Stock Purchase Agreement and Registration Rights Agreement executed in connection therewith contain representations to support the Company’s reasonable belief that, among other things, the Purchasers had access to information concerning its operations and financial condition, that the Purchasers acquired the Common Shares for their own account and not with a view to the distribution thereof, and that each Purchaser is an “accredited investor” as such term is defined in Regulation D promulgated under the Securities Act.  The Common Shares described in Item 1.01 above are deemed to be restricted securities for purposes of the Securities Act and the certificates representing the securities shall bear legends to that effect.  Accordingly, the Common Shares sold in the Private Placement may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description of Exhibit

10.1	Stock Purchase Agreement, dated as of April 19, 2011, by and among the Company and the investors named therein.

10.2	Registration Rights Agreement, dated as of April 19, 2011, by and among the Company and the investors named therein.

99.1	Press release dated April 19, 2011.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRI-VALLEY CORPORATION

Date: April 21, 2011	/s/ Maston N. Cunningham
Maston N. Cunningham, President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

10.1	Stock Purchase Agreement, dated as of April 19, 2011, by and among the Company and the investors named therein.

10.2	Registration Rights Agreement, dated as of April 19, 2011, by and among the Company and the investors named therein.

99.1	Press release dated April 19, 2011.